Exhibit 4.1

Description of the Company’s Common Stock Registered

Under Section 12 of the Exchange Act of 1934

Description of Common Stock

The following summary of eXp World Holdings, Inc.’s Common Stock is based on and qualified by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Certificate of Incorporation and the Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Authorized Capital Shares

The Company's Certificate of Incorporation authorizes the issuance of 220,000,000 shares of Common Stock, all of which are with a par value of $0.00001 per share ("Common Stock”).

Voting Rights

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Other Rights and Preferences

Our Common Stock has no preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.

Listing

The Common Stock is traded on The Nasdaq Stock Market LLC under the trading symbol “EXPI.”